Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4990

October 26, 2012

Coronado Biosciences, Inc.

24 New England Executive Park

Burlington, MA 01803

Re:	Coronado Biosciences, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Coronado Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 6,200,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), under (i) the Coronado Biosciences, Inc. 2012 Employee Stock Purchase Plan and (ii) the Coronado Biosciences, Inc. 2007 Incentive Plan (collectively, the “Plans”).

We have examined such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion.

Based upon such examination and our participation in the preparation of the Registration Statement, is it our opinion that the Common Stock, when issued in the manner described in the Plans, will be validly issued, fully paid and non-assessable.

We hereby consent to the reference made to our firm in the Registration Statement and the inclusion of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP